Exhibit 23.5

February 14, 2014

Nord Anglia Education, Inc.

Re:          Consent to Use of Parthenon References

Dear Sir/Madam

Nord Anglia Education, Inc. (the “Company”) is contemplating an initial public offering of its ordinary shares.  In connection with this offering, the Company proposes to file a Registration Statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”).

We request your consent to (i) cite, in the Registration Statement and all amendments thereto, certain data and information (the “Information”) contained in the study the Company commissioned with The Parthenon Group LLC (“Parthenon”), (ii) cite Parthenon as the source of the Information in the Registration Statement and all amendments thereto, and (iii) the inclusion of this letter as an exhibit to the Registration Statement.

If this is acceptable, please indicate your consent to the foregoing by countersigning this letter.

Sincerely,

NORD ANGLIA EDUCATION, INC.

		By:	/s/ Graeme Halder
CONSENT GRANTED:

The Parthenon Group LLC

By:	/s/ William F. Achtmeyer
William F. Achtmeyer
Title:	Chairman and Managing Partner